EXHIBIT 99.1
TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2009 RESULTS
Purchase, New York, August 4, 2009 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter and six months ended June 30, 2009.
Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains on interest rate swaps, was $17.0 million in the second quarter of 2009, compared to $26.6 million in the second quarter of 2008. The Company focuses on adjusted pre-tax results since it considers gains on debt extinguishment and unrealized gains on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.
Leasing revenues for the second quarter of 2009 were $79.4 million compared to $77.9 million in the second quarter of 2008. Adjusted EBITDA (2), including principal payments on finance leases, was $71.2 million for the quarter versus $76.1 million in the prior year period.
Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains on interest rate swaps, was $10.9 million for the second quarter of 2009, compared to $17.2 million in the second quarter of 2008. Adjusted Net Income per fully diluted common share was $0.35 in the second quarter of 2009, versus $0.52 per fully diluted common share in the second quarter of 2008.
Reported net income for the second quarter of 2009 was $35.8 million, versus net income of $40.3 million, in the second quarter of 2008. Net income per fully diluted common share was $1.15 for the second quarter of 2009, versus net income per fully diluted common share of $1.23 in the second quarter of 2008. The difference between Adjusted Net Income and the reported net income was primarily due to gains on debt extinguishment and unrealized gains on interest rate swaps. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio. TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income. During the second quarter of 2009, long-term interest rates increased, resulting in a $24.5 million increase in the market value of TAL’s swap contracts.
During the second quarter of 2009, the Company repurchased a portion of its Asset Backed Series 2006-1 Term Notes and recorded a gain on debt extinguishment of $14.1 million.
“We are pleased that TAL remained solidly profitable in the second quarter of 2009,” commented Brian M. Sondey, President and CEO of TAL International. “While our market environment remains challenging and leasing demand weak, our equipment utilization, leasing revenue and cash flow continue to be protected by our strong lease portfolio. In addition, the downward pressure from excess container capacity has started to moderate. Very few new containers have been purchased since the summer of 2008 while container disposal volumes have remained solid. We have also made good progress with our customers in extending or temporarily protecting expired leases. Our core utilization, excluding new factory units, decreased 2.6% in the second quarter to reach 85.9% as of June 30th, but utilization fell only 0.6% in June. This reduced rate of decrease has continued into the third quarter, and utilization fell only 0.3% in July.”
“In the second quarter, TAL continued to take advantage of unique investment opportunities provided by the current market conditions. As previously disclosed, we repurchased another portion of our Asset Backed Term Notes for a substantial discount to par value. This discounted purchase, together with our strong cash flow, allowed us to make further progress with reducing leverage. We also continued to repurchase our shares at prices below our tangible book value per share (excluding interest rate hedge liabilities).”
Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains on interest rate swaps, was $37.7 million in the first six months of 2009, compared to $52.5 million in the first six months of 2008.
Leasing revenues for the first six months of 2009 were $162.5 million compared to $155.3 million in the first six months of 2008. Adjusted EBITDA (2), including principal payments on finance leases, was $145.8 million for the first six months of 2009 versus $150.0 million in the same period last year.
Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains on interest rate swaps, was $24.3 million for the first six months of 2009, compared to $33.9 million in the prior year period. Adjusted Net Income per fully diluted common share was $0.77 in the first six months of 2009, versus $1.03 per fully diluted common share in the prior year period.
Reported net income for the first six months of 2009 was $52.4 million, versus net income of $36.5 million, in the prior year period. Net income per fully diluted common share was $1.66 for the first six months of 2009, versus net income per fully diluted common share of $1.11 in the first six months of 2008.
Outlook
Mr. Sondey continued, “While the volume of international trade remains well below the 2008 level, our customers are reporting that shipments during the summer months have improved from the levels achieved in the first five months of the year. These improved trade volumes, the steady reduction in the size of the global container fleet, and the protections provided by lease extension transactions should help keep further utilization decreases for TAL limited for the next several months. However, global container capacity continues to exceed demand, the lease extension deals we have completed have lowered our average lease rates, and our disposal gains and trading margins will continue to be challenged. Overall, we expect to remain solidly profitable for the second half of 2009, assuming none of our major customers default on their leases, though we expect that our earnings will continue to trend down until a better balance between global container supply and demand is reached.”
“The market environment facing our customers remains extremely challenging. Excess vessel capacity has caused the freight rates our customers receive to decrease significantly this year, and many shipping lines reported large losses for the first quarter of 2009. In addition, excess vessel capacity is likely to persist for some time due to the large order book for new vessels. Our credit and collections performance has been strong so far this year, but default risk will remain a major concern for us until trade volumes, vessel utilization and freight rates return closer to normal levels.”
“As indicated above, the pressure we face from excess container capacity is starting to moderate. It is not possible for us to predict the point at which the container supply and demand balance will tip back in our favor, but we expect that very few new containers will be produced for the foreseeable future and expect that container disposals will continue at a healthy pace. As a result, the global container fleet should continue to gradually decrease, and we should not need to wait for a full recovery of trade volumes before leasing demand improves. Over 90% of our containers available for lease are in the Asia / Pacific region, so improved leasing demand should quickly translate to improved utilization for TAL.”
Dividend
TAL’s Board of Directors has approved and declared a $0.01 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 24, 2009 to shareholders of record at the close of business on September 3, 2009.
Investors’ Webcast
TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, August 5, 2009 to discuss its fiscal second quarter results. An archive of the Webcast will be available one hour after the live call through Friday August 28, 2009. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.
About TAL International Group, Inc.
TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 198 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 727,000 containers and related equipment representing approximately 1,179,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.
Contact
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.
(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.
(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.
(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.
(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $383,581 and $352,089	$1,443,000	$1,535,483
Net investment in finance leases, net of allowances of $1,609 and $1,420	210,817	196,490
Equipment held for sale	45,174	32,549

Revenue earning assets	1,698,991	1,764,522
Cash and cash equivalents (including restricted cash of $14,655 and $16,160)	56,906	56,958
Accounts receivable, net of allowances of $762 and $807	31,843	42,335
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $4,734 and $4,181	1,332	1,832
Goodwill	71,898	71,898
Deferred financing costs	7,664	8,462
Other assets	6,537	8,540
Fair value of derivative instruments	661	951

Total assets	$1,875,832	$1,955,498

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$2,394	$27,224
Fair value of derivative instruments	64,769	95,224
Accounts payable and other accrued expenses	42,918	43,978
Deferred income tax liability	102,466	73,565
Debt	1,257,235	1,351,036

Total liabilities	1,469,782	1,591,027
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,593,816 and 33,485,816 shares issued respectively	33	33
Treasury stock, at cost, 2,433,312 and 1,055,479 shares, respectively	(31,417)	(20,126)
Additional paid-in capital	397,317	396,478
Accumulated earnings (deficit)	39,669	(12,090)
Accumulated other comprehensive income	448	176

Total stockholders’ equity	406,050	364,471

Total liabilities and stockholders’ equity	$1,875,832	$1,955,498

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Operations
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$73,977	$72,802	$152,024	$145,234
Finance leases	5,373	5,092	10,428	10,048

Total leasing revenues	79,350	77,894	162,452	155,282
Equipment trading revenue	9,747	24,050	25,835	46,704
Management fee income	669	782	1,338	1,507
Other revenues	293	432	589	763

Total revenues	90,059	103,158	190,214	204,256

Expenses:
Equipment trading expenses	9,582	20,249	24,357	41,312
Direct operating expenses	9,641	7,331	19,466	14,408
Administrative expenses	9,763	11,845	21,385	21,632
Depreciation and amortization	29,354	27,345	58,463	54,173
Provision for doubtful accounts	77	155	398	202
Net (gain) on sale of leasing equipment	(2,448)	(6,196)	(6,044)	(10,496)
Interest and debt expense	17,120	15,801	34,481	30,530
(Gain) on debt extinguishment	(14,130)	—	(14,130)	—
Unrealized (gain) on interest rate swaps	(24,455)	(35,843)	(29,518)	(4,098)

Total expenses	34,504	40,687	108,858	147,663

Income before income taxes	55,555	62,471	81,356	56,593
Income tax expense	19,778	22,153	28,963	20,068

Net income	$35,777	$40,318	$52,393	$36,525

Net income per common share — Basic	$1.15	$1.24	$1.66	$1.12

Net income per common share — Diluted	$1.15	$1.23	$1.66	$1.11

Weighted average number of common shares outstanding — Basic	31,102	32,579	31,534	32,608
Weighted average number of common shares outstanding — Diluted	31,132	32,773	31,555	32,771
Cash dividends paid per common share	$0.01	$0.7875	$0.02	$0.7875

Non-GAAP Financial Measures
     We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments and unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.
     Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments and unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.
     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.
     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:
     — these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;
     — these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and
     — these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.
     We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2009 and 2008.
     Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2009 and 2008.

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$35,777	$40,318	$52,393	$36,525
Add (subtract):
Depreciation and amortization	29,354	27,345	58,463	54,173
Interest and debt expense	17,120	15,801	34,481	30,530
Income tax expense	19,778	22,153	28,963	20,068
(Gain) on debt extinguishment	(14,130)	—	(14,130)	—
Unrealized (gain) on interest rate swaps	(24,455)	(35,843)	(29,518)	(4,098)

EBITDA	63,444	69,774	130,652	137,198
Add:
Principal payments on finance leases	7,746	6,368	15,156	12,832

Adjusted EBITDA	$71,190	$76,142	$145,808	$150,030

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income before income taxes	$55,555	$62,471	$81,356	$56,593
Add (subtract):
(Gain) on debt extinguishment	(14,130)	—	(14,130)	—
Unrealized (gain) on interest rate swaps	(24,455)	(35,843)	(29,518)	(4,098)

Adjusted pre-tax income	$16,970	$26,628	$37,708	$52,495

Net income	$35,777	$40,318	$52,393	$36,525
Add (subtract)(a):
(Gain) on debt extinguishment	(9,099)	—	(9,099)	—
Unrealized (gain) on interest rate swaps	(15,749)	(23,132)	(19,010)	(2,645)

Adjusted net income	$10,929	$17,186	$24,284	$33,880

(a)	All net income adjustments are reflected net of income taxes.